FOR IMMEDIATE RELEASE

Contacts:	Carol B. Yancey, Executive Vice President and CFO – (770) 612-2044 Sidney G. Jones, Vice President-Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
ENTERS DEFINITIVE AGREEMENT TO COMPLETE
ACQUISITION OF AUSTRALASIA’S EXEGO GROUP

- Exego Business to Provide Accretive Automotive Expansion -

Atlanta, Georgia, March 11, 2013 –Genuine Parts Company (NYSE: GPC) announced today that it has entered into a definitive agreement to acquire the remaining 70% stake of Exego Group, headquartered in Melbourne, Australia, for a total purchase price of approximately $800 million (US$), including the assumption of certain debt.

The Company had previously purchased a 30% stake in the Exego Group on January 1, 2012, and held the option to acquire the remaining shares of the Exego Group at a later date, subject to Exego meeting certain earnings thresholds.  The Company expects to finance the balance of the purchase using a combination of cash and borrowings.  Subject to the satisfaction of customary closing conditions and applicable regulatory approvals, the acquisition is expected to close on April 1, 2013.

Exego Group, established in 1922, is a leading aftermarket distributor of automotive replacement parts and accessories in Australasia, with annual revenues of more than $1 billion (US$) and a company-owned store footprint of more than 430 locations across Australia and New Zealand.

Tom Gallagher, Chairman and Chief Executive Officer of Genuine Parts Company, stated, “We are very pleased to enter the final phase of our Exego Group acquisition.  The Exego team exceeded our expectations for meeting the growth and earnings thresholds outlined in our original agreement, thus, we were presented with the opportunity to move forward with our investment earlier than expected.  Based on our positive experience over the last 14 months with Exego, we believe that 100% ownership of their company best positions us to participate in the ongoing and significant growth opportunities in the Australasian aftermarket. Exego Group, with its growth potential, leading market position and a long and successful 90 year history, is an accretive business investment that will benefit our shareholders in 2013 and over the long-term.”

The Exego Group Managing Director, John Moller, said, “As we complete the sale of our company, we are excited to join the Genuine Parts and NAPA family and further build on our well established relationship.  Our business philosophies and focus on providing value to our customers while growing the business have aligned very well and served to enhance our operating performance and financial results.  We couldn’t be more pleased by the tremendous commitment of GPC to support our growth and market leadership position in the Australasian aftermarket.”

Conference Call

Genuine Parts Company will hold a conference call today at 1:00 p.m. ET to discuss the acquisition and our updated guidance for 2013. Interested parties may listen to the call on the Company’s website, , by clicking “Investor Services”, or by dialing 877-331-5106, conference ID 19411375. A replay will also be available on the Company’s website or at 855-859-2056, conference ID 19411375, two hours after the completion of the call until 12:00 a.m. Eastern time on March 25, 2013.

Forward Looking Statements

Some statements in this report, including, without limitation, those related to the anticipated closing date of the acquisition, the financing of the acquisition and the growth opportunities in the Australasian aftermarket and our ability to participate in those opportunities as a results of the acquisition, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Senior officers may also make verbal statements to analysts, investors, the media and others that are forward-looking. Forward-looking statements may relate, for example, to future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, the inability to complete the acquisition due to failure to satisfy the customary closing conditions to complete the acquisition, including the receipt of all regulatory approvals related to the acquisition, slowing demand for the Company’s products, changes in the Australasian aftermarket, changes in general economic conditions, including, unemployment, inflation or deflation, high energy costs, uncertain credit markets and other macro-economic conditions, the ability to maintain favorable vendor arrangements and relationships, disruptions in our vendors’ operations, competitive product, service and pricing pressures, the Company’s ability to successfully implement its business initiatives in each of its four business segments, the Company’s ability to successfully integrate its acquired businesses, the uncertainties and costs of litigation, as well as other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for 2012 and from time to time in the Company’s subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports to the SEC.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts and accessories in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2012 revenues of $13.0 billion.

About Exego Group

Exego Group is the largest automotive aftermarket parts and accessories supplier in Australia and New Zealand; reselling and distributing automotive replacement parts, accessories, and related automotive tools and equipment through a network of more than 430 stores and a team of more than 4,000 dedicated staff. The company services both commercial and retail customers.

Established in 1922, Exego Group’s predecessor businesses first began supplying automotive parts and equipment to trade customers in 1926 and entered the New Zealand market in the early 1980s. With over 90 years of operational experience, Exego Group brands are synonymous with automotive aftermarket products and have a high level of brand recognition among its commercial and retail customers in Australia and New Zealand, with more than 175,000 SKUs in its product range and more than 36,000 commercial customers. Due to its market leadership and scale, Exego Group has underlying competitive advantages in branding, procurement and logistics.